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EXHIBIT 1A-15

ADDENDUM TO BROKER-DEALER SERVICES AGREEMENT WITH

CUTTONE & CO., LLC

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ADDENDUM

This Addendum (“Addendum”) to the Broker-Dealer Selling Agreement (“Agreement”) is made and entered into as of October 25, 2019 by and between Cuttone & Co., LLC, with its principal place of business at 11 Wall St., New York, NY 10005 (“Cuttone”), IQ Capital (US) LLC 708 3rd Avenue, 6th Floor, New York, NY 10017 (“IQ”) and BrewDog USA, Inc. (“Issuer”) with its principal place of business at 96 Gender Road, Canal Winchester, OH 43110 (Cuttone, IQ and Issuer each being referred to individually as a “Party“ and collectively or two or more as “Parties“ herein). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, all Parties agree as follows:

1. Issuer has requested that Cuttone and IQ agree to assume co-managing broker-dealer responsibilities for the BrewDog USA, Inc. Regulation A+ Tier 2 Offering (“Offering”) referenced in the June 10, 2019 Agreement.

2. Cuttone and IQ have agreed to be equally and fully responsible, jointly and severally, to carry out all duties set out in the June 10, 2019 Agreement as though IQ had been a party to that June 10, 2019 Agreement, when it was executed.  IQ assumes equally and takes on full responsibility to carry out all duties set out in the June 10, 2019 Agreement as of the execution of this Addendum, as co-manager of the Offering along with Cuttone.

3. Cuttone, IQ and the Issuer all agree that the compensation set out in the June 10, 2019 Agreement shall not be altered by this Addendum, and that any provisions related to compensation or expenses shall remain in full force and effect with no change whatsoever.  Cuttone and IQ shall reach a mutually agreed upon method of dividing said compensation and expenses among and between the two entities, but in no case shall the amount or type of compensation or expenses due from Issuer change in any way from that set out in the June 10, 2019 Agreement.

The Parties have entered into this Addendum to the Agreement as of the date set forth above:

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